EXHIBIT 99.1
News Release
Contacts:	Media -	Barry L. Racey, Director, Government and Public Relations (513) 425-2749
	Investors -	Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Provides Third Quarter 2012 Guidance

WEST CHESTER, OH, September 14, 2012 - AK Steel (NYSE: AKS) today provided guidance for its third quarter of 2012 financial results.
AK Steel said it expects shipments of approximately 1,375,000 tons in the 2012 third quarter, or about 3% higher than in the second quarter of 2012. The company said it expects its average per-ton selling price for the third quarter of 2012 will be about 7% lower than for the second quarter of 2012. This reduction in average selling price is largely the result of three factors: lower spot market prices for carbon steel products, due primarily to a decline in global economic and business conditions; reduced raw material surcharges, due to lower raw material costs; and a lower percentage of value-added products in the total mix of shipments, due principally to market seasonality resulting from factors such as summer plant closures in the automotive industry.
AK Steel expects its third quarter 2012 results to reflect approximately $29 million in planned major maintenance outage expense, compared to approximately $1 million in the second quarter of 2012.
AK Steel also said that, despite a projected pre-tax loss, it expects to record a non-cash tax expense of approximately $29 million, or $0.26 per share, for the third quarter of 2012. This tax expense is primarily attributable to a tax valuation allowance recorded by the company in the second quarter of 2012 and the LIFO-related tax-planning strategies used to support the value of a portion of the company's remaining deferred tax assets. For a further explanation of the impact of the valuation adjustment on the company's tax position, see Note 3 to the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, a copy of which is available in the “Investors” section of the company's website at www.aksteel.com.
As a result of all of these factors, AK Steel said it expects to incur a net loss of between $0.60 and $0.65 per diluted share of common stock for the third quarter of 2012.

Safe Harbor Statement
The statements in this release with respect to future results reflect management's estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as updated in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

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AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.
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